SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549



Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934



Date of Report (date of earliest event reported):  April 11, 2000



Mallon Resources Corporation
(exact name of registrant as specified in its charter)


     Colorado                      0-17267               84-1095959
(State or other                  (Commission          (I.R.S. Employer
jurisdiction                     File Number)         Identification No.)
of incorporation)



999 18th Street, Suite 1700, Denver, Colorado              80202
(address of principal executive offices)                 (zip code)



Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated April 11, 2000, the text of which follows:

    Denver, Colorado -- Mallon Resources Corporation (Nasdaq: "MLRC") today announced that it has received approval to commingle the gas produced from different zones in Mallon's wells in East Blanco Field in the San Juan Basin of New Mexico. Approval was granted by the Jicarilla Apache Tribe, which owns the land covering 60,700 acres of Mallon 68,900 acre East Blanco Field.

    Most of Mallon's wells in this field contain three to five pay zones, ranging in depth from 1,200 to 4,000 feet. Prior to the approval of Mallon's commingling request, the gas from each pay zone in a well had to be produced separately. As a result, most wells were dually completed, a process requiring more complicated completion procedures that allows two zones to be produced at a time. With commingling approved, Mallon plans to begin placing additional zones in its wells on production, with the gas being commingled up one string of production tubing. Commingling will allow Mallon to (1) achieve higher initial rates of production from its wells, (2) produce its gas reserves more rapidly, (3) increase its proved producing reserves in the field, (4) increase the present value of its proved reserves, and (5) reduce drilling, completion and operating costs.

    Kevin M. Fitzgerald, Mallon's Chief Operating Officer, said, "We are extremely pleased that our request to commingle the production from our wells has been granted. We currently have 12 drilled wells awaiting completion in which we will now commingle the production. With approximately 425 additional drilling targets at East Blanco, commingling will improve our economics, substantially, as we go forward."

    The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic and engineering interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly affect Mallon's operations. These and other risk factors that affect Mallon's business are discussed in Mallon's Annual Report.

    Mallon Resources Corporation is a Denver-based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common Stock is quoted on Nasdaq under the symbol "MLRC".

                                   Signatures

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Mallon Resources Corporation


April 18, 2000                     By: __/s/ Roy K. Ross_____________________
                                        Roy K. Ross, Executive Vice President